                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF

                            THE CENTRIS GROUP, INC.
                                       AT
                              $12.50 NET PER SHARE
                                       BY

                          MERGER SUB OF DELAWARE, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                          HCC INSURANCE HOLDINGS, INC.

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS (THE "SHARES"), OF THE CENTRIS GROUP, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY MERGER SUB OF DELAWARE, INC. ("MERGER SUBSIDIARY") AND HCC INSURANCE HOLDINGS, INC. ("HCC"), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.
                               ------------------

     Any shareholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal (described below) and deliver it with the certificate(s) representing such tendered Shares and all other required documents to the Depositary (defined below) or follow the procedure for book-entry tender of Shares set forth in Section 3 hereof; or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such shareholder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificate(s) representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3 hereof.

     Questions and requests for assistance may be directed to Salomon Smith Barney Inc. (the "Dealer Manager") or to D.F. King & Co. Inc. (the "Information Agent") at their respective addresses and telephone numbers specified on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks, or trust companies.
                               ------------------

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
October 18, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
INTRODUCTION......................................................     1
 1.   Terms of the Offer..........................................     3
 2.   Acceptance for Payment and Payment..........................     4
 3.   Procedure for Tendering Shares..............................     5
 4.   Withdrawal Rights...........................................     7
 5.   Certain Tax Consequences....................................     8
 6.   Price Range of Shares; Dividends............................     9
 7.   Certain Information Concerning the Company..................     9
 8.   Certain Information Concerning Merger Subsidiary and HCC....    11
 9.   Source and Amount of Funds..................................    12
10.   Background of the Offer; Past Contacts, Transactions or
      Negotiations with the Company...............................    13
11.   Purpose of the Offer; Merger Agreement; Shareholder Option
      Agreement; Stock Option Agreement; Appraisal Rights.........    14
12.   Effect of the Offer on the Market for the Shares; Stock
      Quotations; Registration under the Exchange Act.............    28
13.   Dividends and Distributions.................................    29
14.   Extension of Tender Period; Termination; Amendment..........    30
15.   Certain Conditions of the Offer.............................    31
16.   Certain Legal Matters; Regulatory Approvals.................    33
17.   Fees and Expenses...........................................    36
18.   Miscellaneous...............................................    36
SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF HCC
  AND MERGER SUBSIDIARY...........................................   I-1

To the Holders of Common Stock of
The Centris Group, Inc.

                                  INTRODUCTION

     Merger Sub of Delaware, Inc., a Delaware corporation ("Merger Subsidiary"), and a wholly owned subsidiary of HCC Insurance Holdings, Inc. ("HCC"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), including the associated Common Stock purchase rights issued pursuant to the Rights Plan (defined below) (the "Rights" and, together with the Common Stock, the "Shares"), of The Centris Group, Inc., a Delaware corporation (the "Company"), at $12.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders of the Company (the shareholders of the Company are referred to herein as the "Shareholders") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale or transfer of Shares pursuant to the Offer. HCC will pay all charges and expenses of Harris Trust Company of New York (the "Depositary") and D. F. King & Co., Inc. (the "Information Agent") in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     PURSUANT TO THE MERGER AGREEMENT, THE COMPANY HAS REPRESENTED TO HCC THAT ADVEST, INC. ("FINANCIAL ADVISOR"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS OPINION TO THE EFFECT THAT THE $12.50 PER SHARE TO BE PAID IN THE OFFER AND THE MERGER (DEFINED BELOW) IS FAIR TO THE COMPANY AND THE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. THE OPINION OF THE FINANCIAL ADVISOR IS TO BE SET FORTH IN FULL IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), TO BE FILED BY THE COMPANY AND MAILED TO THE SHAREHOLDERS IF NOT MAILED HEREWITH. THE SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (DEFINED BELOW) AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY HCC AND MERGER SUBSIDIARY, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES, ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS, RIGHTS AND CONVERTIBLE SECURITIES (IF ANY) (OTHER THAN OPTIONS TO BE CANCELLED PURSUANT TO THE TERMS OF THE MERGER AGREEMENT AND SHARES TO BE ISSUED PURSUANT TO THE STOCK OPTION AGREEMENT (DEFINED BELOW)) AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE (SUCH TOTAL NUMBER OF OUTSTANDING SHARES BEING HEREINAFTER REFERRED TO AS THE "FULLY DILUTED SHARES") (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, THE CONSENT OF CERTAIN STATE INSURANCE REGULATORY AUTHORITIES AND COMPLIANCE WITH THE REQUIREMENTS OF THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT"). SEE SECTIONS 15 AND 16 HEREOF WHICH SET FORTH CERTAIN CONDITIONS TO THE OFFER.

     The Company has represented to HCC that, as of October 11, 1999, there were
(i) 11,536,076 shares issued and outstanding; (ii) 928,824 shares held by the Company in its treasury or by any of the Company's subsidiaries; and (iii) 1,060,453 shares reserved for issuance pursuant to outstanding Company Options. For purposes hereof, "Company Options" are any options granted, whether or not exercisable, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to any stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of its subsidiaries. The Company has further represented to HCC that there are no other options or rights held by any other person or entity to acquire Company Shares. Based upon the foregoing, as of October 11, 1999, the date the Merger Agreement was executed (the "Execution Date"), there were approximately 12,596,529 Fully Diluted

Shares. As of the Execution Date, HCC owned 539,500 Shares. Therefore, if the Company Options are not exercised and are cancelled as provided for in the Merger Agreement, the Minimum Condition will be satisfied if, in addition to the Shares currently held by HCC, 5,228,539 Shares are tendered and accepted for payment by Merger Subsidiary. In addition, Merger Subsidiary has been granted the right to purchase under certain circumstances described below an aggregate of up to 1,011,835 shares at a price of $12.50 per Share pursuant to the Shareholder Option Agreement (defined below), as more specifically described below and in Section 11. The Shareholders of the Company granting the option to Merger Subsidiary have also agreed to tender their Shares pursuant to this Offer and have given to Merger Subsidiary a proxy to vote such Shares in favor of the actions contemplated by the Merger Agreement. Thus, 1,551,335 or 13.45% of the Shares are committed to be tendered pursuant to the Offer or owned by HCC and HCC would only require a further tender of 4,216,704 or 36.55% of the Shares in order to satisfy the Minimum Condition. Further, HCC has been granted an option exercisable at a price of $12.50 per Share to purchase 19.9% of the Shares outstanding on the date of exercise. As of October 11, 1999, such option would be exercisable for 2,295,679 shares. See Section 11 hereof.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 11, 1999 (the "Merger Agreement"), among the Company, HCC and Merger Subsidiary, which has been unanimously approved by the Company's Board of Directors. The Merger Agreement provides, among other things, that, after consummation of the Offer, and after satisfaction or waiver of all conditions to the Merger, Merger Subsidiary will be merged into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by the Company as treasury stock or owned by HCC, Merger Subsidiary, or any subsidiary of any of them (which shall be canceled) or by the Shareholders exercising appraisal rights under Delaware Law (defined below)) will be converted into the right to receive $12.50 in cash or any higher price paid for each Share in the Offer, without interest. If the Minimum Condition is satisfied and Merger Subsidiary purchases Shares pursuant to the Offer, Merger Subsidiary will have the power to approve the Merger without the affirmative vote of any other Shareholder. In the event that Merger Subsidiary owns 90% or more of the Shares then outstanding, the "short-form" merger provisions of the Delaware General Corporation Law ("Delaware Law") would permit the Merger to occur without a meeting or a vote of the Shareholders. See Section 11 hereof.

     Merger Subsidiary and certain Shareholders (the "Principal Shareholders") have entered into an Agreement, dated as of the Execution Date (the "Shareholder Option Agreement"), pursuant to which such Principal Shareholders granted to Merger Subsidiary an irrevocable option (the "Stock Option") to purchase, in whole, but not in part, 1,011,835 shares and 601,200 additional Shares which are currently subject to stock options (collectively, the "Shareholder Option Shares"), for a price of $12.50 per Share, at any time after the date (i) an Acquisition Proposal or a Superior Acquisition Proposal (each defined below) has received tenders of and paid for in excess of 50% of the Fully Diluted Shares, or (ii) a third party has otherwise acquired in excess of 50% of the Fully Diluted Shares. The parties to the Shareholder Option Agreement have further agreed that, once exercisable, the Stock Option must be exercised, if at all, within five Business Days (as defined in the Exchange Act). The Principal Shareholders have also agreed to tender their shares pursuant to this Offer and have given to Merger Subsidiary a proxy to vote such Shares in favor of the actions contemplated by the Merger Agreement as defined below. The Shareholder Option Shares represent approximately 12.8% of the Fully Diluted Shares.

     If not previously exercised, at the time that Merger Subsidiary has accepted for payment all Shares validly transferred and not withdrawn pursuant to the Offer, each outstanding Company Option will be canceled and each option holder will receive cash from Merger Subsidiary equal to the difference between the Offer price of $12.50 per Share and the particular option's exercise price. See Section 11 hereof.

     Upon payment by Merger Subsidiary for such number of Shares which satisfies the Minimum Condition, HCC is entitled, pursuant to the Merger Agreement, to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this sentence); and (ii) the percentage that the number of Shares owned by HCC or Merger

Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all necessary action to cause HCC's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of HCC or Merger Subsidiary nor an employee of the Company (an "Independent Director"). No action proposed to be taken by the Company to (i) amend or terminate the Merger Agreement; or (ii) waive any action by HCC or Merger Subsidiary shall be effective without the approval of the Independent Director.

     The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement, dated effective as of May 24, 1990, as amended, by and between the Company and American Stock Transfer and Trust Company (the "Rights Plan"). The description of the Rights Plan set forth herein is qualified in its entirety by reference to the text of such agreement, a copy of which is incorporated by reference as an exhibit to the Schedule 14D-1 filed by HCC and Merger Subsidiary in connection with the Offer. The Company has agreed in the Merger Agreement that it shall take necessary actions under the Rights Plan, including any required amendments to the Rights Plan, so that the commencement or consummation of the Offer, the grant or exercise of the options pursuant to the Stock Option Agreement or the Shareholders Option Agreement will not cause (i) the Rights to be exercisable; (ii) HCC, or any subsidiary of HCC, including, Merger Subsidiary to be deemed a "10% Stockholder" (as defined in the Rights Plan); or (iii) the "10% Stock Ownership Date" (as defined in the Rights
Plan) to occur upon such consummation; provided, however, that the Company shall not be required to make such amendments to the Rights Plan if HCC has not performed or complied in all material respects with the Merger Agreement prior to the consummation of the Offer or the Company obtains, and there is in force from the Delaware Court of Chancery an order permanently, preliminarily or temporarily declaring that the making of such amendments to the Rights Plan would be contrary to the fiduciary duties of the Company's Board of Directors.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer, Merger Subsidiary will accept for payment and purchase, at the time and in the manner set forth in Section 2 hereof, Shares that are validly tendered by the Expiration Date (defined below) and not withdrawn as provided in Section 4 hereof. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on November 30, 1999, unless Merger Subsidiary shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Subsidiary, shall expire. The period of time beginning on the date of this Offer and ending at 12:00 Midnight New York City time on the Expiration Date shall be referred to herein as the "Offer Period."

     The Offer is subject to certain conditions and waiting periods set forth in Sections 15 and 16, including (i) satisfaction of the Minimum Condition; (ii) the expiration or termination of all waiting periods imposed by the HSR Act;
(iii) the consent of certain state insurance regulatory authorities; and (iv) other conditions set forth in Sections 15 and 16 hereof. If any such condition is not satisfied, Merger Subsidiary may, except as otherwise described below,
(i) terminate the Offer and return all tendered Shares to tendering Shareholders; (ii) extend the Offer, subject to the terms set forth in the Merger Agreement and described below and in Sections 2 and 11 hereof; or (iii) waive such condition (except the Minimum Condition, the waiting periods under the HSR Act and insurance regulatory authority consents) and purchase all Shares validly tendered by the Expiration Date and not withdrawn. For a description of Merger Subsidiary's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Section 14 hereof. Merger Subsidiary acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Merger Subsidiary to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

     Pursuant to the Merger Agreement, HCC and Merger Subsidiary expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, no change may be made which changes the form of consideration to be paid in the Offer, decreases the price per Share or the number of Shares being sought in the Offer, imposes conditions to the Offer in addition to those expressly set forth in the Merger Agreement, changes or waives the Minimum Condition, extends the Offer (except as set forth in the Merger Agreement) or makes any other change to any condition to the Offer set forth in the Merger Agreement which is materially adverse to the holders of Shares.

     Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act which require that material changes be promptly disseminated to Shareholders in a manner reasonably designed to inform them of such changes), Merger Subsidiary shall have no obligation (except as otherwise required by applicable law) to advertise publicly or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Subject to the Merger Agreement, if Merger Subsidiary makes any material change in the terms of the Offer or the information concerning the Offer, or waives any condition to the Offer that results in a material change to the circumstances of the Offer, Merger Subsidiary will disseminate additional tender offer materials and extend the Offer to the extent required to comply with Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The Securities and Exchange Commission (the "Commission") has interpreted such rules to prescribe that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten Business Days may be required to allow for adequate dissemination to Shareholders and investor response.

     The Company has provided Merger Subsidiary with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Subject to the terms of the Offer, the satisfaction (or waiver to the extent permitted by the Merger Agreement) of all the conditions to the Offer, the receipt of all necessary consents of certain state insurance regulatory authorities and the expiration or termination of all waiting periods imposed by the HSR Act and any extension of the Offer as described in Sections 11 and 14 hereof, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance. The Merger Agreement also provides that Merger Subsidiary may, without the consent of the Company, (i) extend the Offer Period until all of the conditions to Merger Subsidiary's obligation to purchase Shares shall be satisfied or waived, including, without limitation, any period required (A) by any rule, regulation, interpretation, or position of the Commission or the staff thereof applicable to the Offer; or (B) pursuant to the HSR Act; or (C) to obtain necessary approval of each state insurance regulatory agency required for consummation of the Offer; (ii) extend the Offer Period for a period of not more than ten Business Days beyond the expiration thereof, as such may be extended pursuant to clause (i) of this sentence; (iii) extend the Offer Period for an additional period of not more than ten Business Days beyond that permitted by clauses (i) and (ii) of this sentence if on the date of such extension, less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn pursuant to the Offer; and (iv) extend the Offer Period for any reason for a period of not more than five Business Days beyond the latest Expiration Date that would be otherwise permitted under clauses (i),
(ii), or (iii) of this sentence. See Section 11 hereof. For a description of Merger Subsidiary's right to terminate the Offer (subject to the terms of the Merger Agreement) and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14 hereof.

     For purposes of the Offer, Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, and if, Merger Subsidiary gives notice to the Depositary of its acceptance of the tenders of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payments from Merger Subsidiary and transmitting such payments to tendering Shareholders.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in Section 3)); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (defined below) in connection with a book-entry transfer; and (iii) any other required documents. Accordingly, payment may be made to tendering Shareholders at different times if delivery of the Shares and other required documents occur at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Under no circumstances will interest be paid by Merger Subsidiary on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Subsidiary may enforce such agreement against such participant.

     If Merger Subsidiary increases the consideration to be paid for Shares pursuant to the Offer, Merger Subsidiary will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Merger Subsidiary reserves the right to transfer or assign, in whole or from time to time in part, to one or more of HCC or any of HCC's wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Shareholder, as promptly as practicable following the expiration or termination of the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     To tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with a book-entry transfer of such Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) certificates for such Shares to be tendered must be received by the Depositary at one of such addresses or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation received by the Depositary), in each case by the Expiration Date; or (ii) the guaranteed delivery procedure described below must be complied with.

     The Depositary will establish an account with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two Business Days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with such book-entry transfer, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     If a Shareholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or such Shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Subsidiary, is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for all physically delivered Shares (or a Book-Entry Confirmation of all Shares delivered electronically), as well as a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days on the New York Stock Exchange ("New York Stock Exchange") after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates for such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering Shareholder must provide the Depositary with such Shareholder's correct taxpayer identification number and certify that such Shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     By executing a Letter of Transmittal, a tendering Shareholder irrevocably appoints designees of Merger Subsidiary as such Shareholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by Merger Subsidiary (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 18,
1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Merger Subsidiary. Upon such acceptance for payment, all prior proxies and consents granted by such Shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such Shareholder (and, if given or executed, will not be deemed to be effective). Such designees of Merger Subsidiary will be empowered to exercise all voting and other rights of such Shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's Shareholders, by written consent or otherwise. Merger Subsidiary reserves the right to require that, in order for Shares to be validly tendered, immediately upon Merger Subsidiary's acceptance for payment of such Shares, Merger Subsidiary is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of Shareholders then scheduled or acting by written consent without a meeting).

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding on all parties. Merger Subsidiary reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Subsidiary's counsel, be unlawful. Merger Subsidiary also reserves the absolute right to waive any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of any other tender of Shares. None of Merger Subsidiary, HCC, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Merger Subsidiary's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     The acceptance for payment of Shares tendered pursuant to any one of the procedures described above will constitute an agreement between the tendering Shareholder and Merger Subsidiary upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn on or after December 17, 1999, unless theretofore accepted for payment as provided in this Offer to Purchase. If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4 hereof.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 hereof at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding. None of Merger Subsidiary, HCC, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES.

     This summary sets forth material anticipated Federal income tax consequences to the Shareholders of their disposition of Shares pursuant to the Offer and the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. Such laws or interpretations may differ on the date of the consummation of the Offer or at the Effective Time, and relevant facts may also differ. The summary does not address any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Neither the consummation of the Offer nor the effectiveness of the Merger is conditioned upon the receipt of any ruling from the Internal Revenue Service or any opinion of counsel as to tax matters.

     This summary is for general information only. The tax treatment of each Shareholder will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, Shareholders who own actually or constructively (under certain attribution rules contained in the Code) 5% or more of the Shares, Shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

     Sales of Shares by the Shareholders pursuant to the Offer (or the Merger) will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

     In general, a Shareholder will recognize gain or loss equal to the difference between the tax basis of such Shareholder's Shares and the amount of cash received in exchange for the Shares. This gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Shareholder and will be long-term capital gain or loss if the holding period for the Shares is more than 12 months as of the date of the sale of such Shares.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded on the New York Stock Exchange under the symbol "CGE." The following table sets forth, on a per share basis for the periods shown, the range of high and low sales prices of the Shares as reported by the New York Stock Exchange for the years ended 1997 and 1998 and for the period in 1999 set forth below.

                                                               HIGH     LOW
                                                              ------   ------
1999:
First Quarter...............................................  $14.06   $ 9.06
Second Quarter..............................................  $12.81   $ 9.13
Third Quarter...............................................  $11.44   $ 7.50
Fourth Quarter (Through October 11, 1999)...................  $10.44   $ 8.75
1998:
First Quarter...............................................  $12.94   $10.88
Second Quarter..............................................  $14.81   $12.00
Third Quarter...............................................  $12.50   $ 8.88
Fourth Quarter..............................................  $10.44   $ 7.94
1997:
First Quarter...............................................  $10.19   $ 9.44
Second Quarter..............................................  $10.63   $ 9.00
Third Quarter...............................................  $11.88   $ 9.75
Fourth Quarter..............................................  $11.94   $10.00

     On October 11, 1999, the last day of trading prior to the issuance by HCC of a press release announcing the execution of the Merger Agreement, the last sale price on the New York Stock Exchange was $10.31 per Share. On October 15, 1999, the last day of trading prior to the commencement of the Offer, the last sale price on the New York Stock Exchange was $10.94 per Share. THE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     As reported by the Company, the Company has paid quarterly cash dividends of $0.03 per Share in each of 1998, 1997 and 1996. As of March 19, 1999, according to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (the "Company 10-K"), there were approximately 111 holders of record of outstanding Shares.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 650 Town Center Drive, Suite 1600, Costa Mesa, California 92626.

     According to the Company's 10-K, the Company is a Delaware holding company formed in 1982 which operates as a speciality insurance group through its subsidiaries. The Company's USBenefits Insurance Services, Inc. subsidiary is the managing general underwriter and marketing organization for medical stop-loss and provider excess coverages issued by The Continental Insurance Company ("Continental"), one of the CNA Insurance Companies, and for group term life insurance issued by an affiliate of Continental. The Company's Interra, Inc. subsidiary manages and underwrites catastrophic accident and health risks nationally and internationally.

     The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K. More comprehensive financial information is included in the Company 10-K and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                            THE CENTRIS GROUP, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
STATEMENT OF OPERATIONS DATA
Total revenues..............................................  $168,316   $157,732   $122,641
Operating income............................................     9,886      9,329     10,123
Net income (loss)...........................................   (13,382)    15,212     15,020
Net income (loss) per Share -- Basic........................     (1.11)      1.27       1.28
Number of Shares outstanding................................    12,037      1,980     11,732

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
BALANCE SHEET DATA
Cash and invested cash......................................  $ 15,789   $ 11,122
Total investments...........................................   292,463    223,824
Total assets................................................   646,445    343,248
Total liabilities...........................................   555,411    225,658
Total Shareholders' equity..................................    91,034    117,590

The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although HCC and Merger Subsidiary do not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, HCC and Merger Subsidiary do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to HCC or Merger Subsidiary.

     The Company is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street (Suite 1400), Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy statements and other information (http://www.sec.gov).

8. CERTAIN INFORMATION CONCERNING MERGER SUBSIDIARY AND HCC.

     Merger Subsidiary was organized on August 27, 1998 and has not conducted any unrelated activities since its organization.

     HCC and its consolidated subsidiaries provide specialized property and casualty insurance coverages, underwriting agency and intermediary services and other insurance related services, both to commercial customers and individuals.

     The principal executive offices of HCC and Merger Subsidiary are located at 13403 Northwest Freeway, Houston, Texas 77040. The name, business address, principal occupation or employment and citizenship of each director and executive officer of Merger Subsidiary and HCC are set forth in Schedule I hereto.

     The following selected consolidated financial data relating to HCC and its subsidiaries has been taken or derived from the audited financial statements contained in HCC's Annual Report on Form 10-K for the year ended December 31, 1998, and the unaudited financial statements contained in HCC's Quarterly Report on Form 10-Q for the six months ended June 30, 1999. More comprehensive financial information is included in such Annual Report, such Quarterly Report and the other documents filed by HCC with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7 hereof.

                          HCC INSURANCE HOLDINGS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                         YEAR ENDED                        SIX MONTHS ENDED
                                        DECEMBER 31,                           JUNE 30,
                         ------------------------------------------   ---------------------------
                             1998           1997           1996           1999           1998
                         ------------   ------------   ------------   ------------   ------------
                                                                              (UNAUDITED)
INCOME STATEMENT DATA
Total revenue..........  $308,034,000   $280,317,000   $270,786,000   $174,470,000   $147,328,000
Total expense..........   200,548,000    207,253,000    222,319,000    142,469,000     95,561,000
Net earnings...........    72,278,000     49,759,000     38,582,000     20,996,000     34,721,000
Net earnings per common
  share -- basic.......          1.51           1.06           0.86           0.43           0.73
Net income per common
  share -- diluted.....          1.48           1.03           0.84           0.42           0.71

                                                             AT JUNE 30, 1999   AT DECEMBER 31, 1998
                                                             ----------------   --------------------
                                                               (UNAUDITED)
BALANCE SHEET DATA
Total investments..........................................   $  586,484,000       $  525,646,000
Total assets...............................................    2,044,638,000        1,709,069,000
Total liabilities..........................................    1,583,499,000        1,269,206,000
Shareholders' equity.......................................      461,139,000          439,863,000

     HCC is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. HCC is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with HCC. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 7 hereof.

     Except as described in this Offer to Purchase, neither HCC, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has the right to acquire any equity securities of the Company, nor has HCC, Merger Subsidiary or, to their knowledge, any of the persons or entities referred to above or any of the respective executive officers, directors or subsidiaries of any of the foregoing, effected any transaction in the equity securities of the Company during the past 60 days.

     Except as described in this Offer to Purchase, neither HCC, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between HCC, Merger Subsidiary or any other subsidiary of HCC or, to their knowledge, any of the persons listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     Except as described above and elsewhere in this Offer to Purchase, none of HCC, Merger Subsidiary, any other subsidiary of HCC, or, to their knowledge, any of the persons listed in Schedule I, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure pursuant to the rules and regulations of the Commission.

     In June of 1999, Craig J. Kelbel ("Mr. Kelbel") resigned as a Senior Vice President of the Company and President and Chief Operating Officer of the Company's wholly owned subsidiary, USBenefits Insurance Services, Inc. ("USBenefits"). After resigning from his positions with the Company and USBenefits, Mr. Kelbel was employed by HCC Benefits Corporation, a wholly owned subsidiary of HCC ("HCCB"). In August, 1999, the Company and USBenefits were granted a Temporary Restraining Order in the Superior Court of Cobb County, Georgia to prevent Mr. Kelbel from violating any duty of confidentiality that he owed to the Company or USBenefits. The parties have settled any and all controversies relating to these matters and Mr. Kelbel continues to be employed by HCCB.

9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Merger Subsidiary to purchase Shares pursuant to the Offer and the Merger, and pay related fees and expenses is expected to be approximately $141 million. Merger Subsidiary will obtain all funds needed for the Offer and the Merger from HCC by means of a capital contribution, loan or a combination thereof. HCC will obtain such funds (i) from its general corporate funds; (ii) by borrowing under its existing credit Facility (defined below); and (iii) from further borrowings on a short term basis from a group of banks headed by Wells Fargo Bank (Texas) National Association (the "Bridge Loan"). Merger Subsidiary has not conditioned the Offer on obtaining financing. However, to date, HCC has not entered into any definitive undertaking relating to the terms of the Bridge Loan and there can be no assurance that such Bridge Loan will be available or, if available the terms thereof. Pursuant to the Merger Agreement, HCC has represented and warranted that at the Effective Time it will have adequate financing to provide for the acquisition of tendered Shares.

     As of June 30, 1999, HCC reported (i) approximately $200 million in cash and cash equivalents; and (ii) the availability to borrow up to an additional $72 million under its existing Facility. In addition, HCC is planning to use certain available cash from its insurance company subsidiaries and other sources in order to consummate the acquisition of tendered Shares.

     On March 8, 1999, HCC, entered into a Loan Agreement (the "Facility") with a group of banks. The Facility includes a $150.0 million Revolving Loan Facility and $100.0 million Short Term Revolving Loan Facility. Borrowing under the Facility may be made from time to time by HCC for general corporate purposes through the Short Term Revolving Loan Facility until its expiration on March 7, 2000 and through the Revolving Loan Facility until its expiration on February 28, 2002. Outstanding loans under the Facility bear interest at agreed upon rates. The Facility is collateralized in part by the pledge of the stock of Houston Casualty Company, Avemco Insurance Company, and U.S. Specialty Insurance Company and by the pledge of stock and guaranties entered into by HCC's principal underwriting agency and intermediary subsidiaries. The Facility contains certain restrictive covenants, including, without limitation, minimum net worth requirements for HCC and certain subsidiaries, restrictions on certain extraordinary corporate actions, notice requirements for certain material occurrences, and required maintenance of specified financial ratios. HCC believes that the restrictive covenants and other obligations which are contained in the Facility are typical for financing arrangements comparable to the Facility. The initial funding available under the Facility was used, among other things, to refinance existing indebtedness of HCC including all outstanding indebtedness under HCC's $120.0 million revolving credit facility entered into as of December 30, 1997, which was terminated.

     Although no definitive plan or arrangement for repayment of borrowings under the Facility have been made, HCC anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings, or the public or private sale of debt or equity securities. In addition, a portion of such borrowings will be repaid from proceeds expected to be received by HCC from its wholly owned subsidiary, Houston Casualty Company, in connection with the sale by Merger Subsidiary of some or all of the assets of the Company to be received upon consummation of the Merger described herein. No decision has been made concerning the method HCC will use to repay the borrowings under the Facility. Such decision will be made based on HCC's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as HCC may deem appropriate.

10. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     During the early part of 1998, HCC determined that it was in its best interest to increase its position in the medical stop-loss insurance business. At that time, Stephen L. Way, the Chairman of the Board and Chief Executive Officer of HCC, contacted David L. Cargile, Chairman of the Board and Chief Executive Officer of the Company and held informal discussions about a possible business combination. The Company, through its Chief Executive Officer, advised HCC that the Company did not wish to have combination discussions and that it preferred to remain an independent company. These discussions were generally cordial, but the discussions did not result in any agreement being reached between HCC and the Company.

     On or about January 11, 1999, HCC informed the Company that it had acquired in excess of 5% of the outstanding Shares of the Company and that it was seeking to acquire the remaining Shares for $13.25 per share pursuant to an all cash tender offer. At that time, HCC published a press release disclosing its intentions and filed certain documents with the Commission. On January 27, 1999, the Company issued a press release announcing that its Board of Directors had rejected HCC's offer. Also on January 27, 1999, HCC announced that it had withdrawn its offer following the rejection of the offer by the Company's Board of Directors.

     In early February, 1999, HCC announced a determination not to pursue any new proposal at that time for a business combination in light of the rejection of its prior offer. HCC noted that it intended to review on a continuing basis various factors relating to its investment in the Company, including the Company business and prospects, the price of its shares, subsequent developments affecting the Company, other investment and business opportunities available to HCC, and general stock market and economic conditions.

     At the time of its February announcement, HCC had sold 711,200 shares, reducing its holdings to 200,000 shares or 1.7% of the reported outstanding Shares.

     Subsequent to February, 1999, the Company announced that it was in negotiations with one or more potential acquirors and, although such negotiations were preliminary, the Company was looking to the possibility of a merger or other business combination. At that time, HCC notified the Company that HCC was still interested in pursuing a possible business combination. The Company stated at that time that it was proceeding with negotiations between itself and others and was not at that time amenable to further discussions with HCC.

     Since that time, HCC continued informal intermittent discussions with the Company relating to a possible business combination. While the Company, through its Chief Executive Officer, continued to advise HCC that it did not wish to have combination discussions at the price HCC previously offered to acquire 100% of the Shares of the Company, it was suggested that the Company would be willing to enter into further discussions if HCC would amend its proposal.

     In July 1999, HCC and the Company once again began informal discussions concerning a possible combination. HCC prepared a letter informing the Company of its continued interest. Thereafter, discussions were held by telephone and in person on a number of occasions between July 1, 1999 and August 22, 1999.

     HCC and the Company entered into a confidentiality agreement on August 22, 1999 and HCC conducted preliminary due diligence concerning the affairs and activities of the Company. After such preliminary due diligence, the Chairman of the Board of HCC and the Chairman of the Board of the Company met to discuss a possible transaction. At that time, HCC informed the Company that it was willing to proceed with a cash tender offer in the amount of $13.25 per share. Preliminary terms of an agreement were discussed and outlined. On September 15, 1999 representatives of the Company met with representatives of HCC and informed them that the Company was prepared to negotiate definitive agreements for the proposed transaction.

     During the week of September 19, 1999 through September 26, 1999, representatives of HCC, including its legal advisors, negotiated with representatives of the Company, including its legal advisors, regarding terms of a definitive merger agreement and conducted detailed due diligence. During this time, representatives of HCC also negotiated with representatives of the Shareholders which are party to the Shareholder Option Agreement, regarding the terms of the Shareholder Option Agreement. These negotiations included meetings in Irvine, California attended by representatives of HCC and the Company. During the next three weeks, negotiations continued and meetings of representatives of both companies were held in California from September 30, through October 11, 1999 to finalize the definitive agreements. During these negotiations HCC determined to reduce the cash tender offer price to $12.50 per share. At the conclusion of such negotiations, the Merger Agreement, the Stock Option Agreement, the Shareholder Option Agreement and other related agreements were executed. At approximately 7:00 a.m. New York City time on October 12, 1999, HCC and the Company issued separate press releases announcing the transaction.

11. PURPOSE OF THE OFFER; MERGER AGREEMENT; SHAREHOLDER OPTION AGREEMENT; STOCK OPTION AGREEMENT; APPRAISAL RIGHTS.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, HCC and Merger Subsidiary intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     THE MERGER AGREEMENT. The following description of the Merger Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the Schedule 14D-1 and is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7 hereof.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Merger Subsidiary to accept for payment or pay for Shares is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Pursuant to the Merger Agreement, HCC and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, no change may be made which (i) except as provided in the next sentence, extends the Offer; (ii) changes the form of consideration to be paid for the Shares;
(iii) decreases the price per Share or the number of Shares sought in the Offer;
(iv) imposes conditions to the Offer in addition to those set forth in Annex I to the Merger Agreement; (v) changes or waives the Minimum Condition; or (vi) makes any other change to any condition to the Offer set forth in the Annex I to the Merger Agreement which is materially adverse to the holders of Shares. Notwithstanding the foregoing, the Merger Agreement also provides that Merger Subsidiary may, without the consent of the Company, (i) extend the Offer Period until all of the conditions to Merger Subsidiary's obligation to purchase Shares shall be satisfied or waived, including, without limitation, any period required by (A) by any rule, regulation, interpretation, or position of the Commission or the staff thereof applicable to the Offer; or (B) pursuant to the HSR Act; or (C) to obtain necessary approval of each state insurance regulatory agency required for consummation of the Offer; (ii) extend the Offer Period for a period of not more than ten Business Days beyond the expiration thereof, as such may be extended pursuant to clause (i) of this sentence; (iii) extend the Offer Period for an additional period of not more than ten Business Days beyond that permitted by clauses (i) and (ii) of this sentence if on the date of such extension, less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn pursuant to the Offer; and (iv) extend the Offer Period for any reason for a period of not more than five Business Days beyond the latest Expiration Date that would be otherwise permitted under clauses (i), (ii), or (iii) of this sentence. Subject to the terms of the Offer in the Merger Agreement and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of the conditions of the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration of the Offer.

     Consideration to be Paid in the Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer and upon the terms (but subject to the conditions) set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company with the Company continuing as the surviving corporation. In the Merger, (i) each Share held by the Company as treasury stock or owned by HCC, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in the Merger Agreement with respect to Shares as to which appraisal rights have been exercised under Delaware Law, be converted into the right to receive $12.50 in cash without interest (the "Merger Consideration"). The Merger Agreement provides that the Merger will be consummated as soon as practicable after satisfaction of or, to the extent permitted thereunder, waiver of the conditions to the Merger and shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, with the consent of the Independent Director referred to below, at such later time as is specified in the certificate of merger.

     Board Representation. The Merger Agreement provides that, effective upon acceptance for payment by Merger Subsidiary of the Shares tendered pursuant to the Offer, HCC shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to the Merger Agreement); and (ii) the percentage that the number of Shares owned by HCC or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company has agreed that it will take all action necessary to cause HCC's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors or seeking and accepting resignations of incumbent directors or both; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have one Independent Director. If the number of Independent Directors is reduced below one for any reason prior to the Effective Time, the departing Independent Director shall be entitled to designate a person to fill such vacancy. No action proposed to be taken by the Company to amend or terminate the Merger Agreement or the certificate of incorporation or by-laws of the Company or waive any action required to be taken by HCC or Merger Subsidiary shall be effective without the approval of the Independent Director. At such times, the Company will use its best efforts to cause individuals designated by HCC to constitute the same percentage as such individuals represent on the Company's Board of Directors of (i) each committee of the Board; (ii) each board of directors of each subsidiary; and (iii) each committee of each such board.

     The Merger Agreement provides that, from and after the Effective Time, the directors and officers of Merger Subsidiary at the Effective Time will be the initial directors and officers of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified in accordance with applicable law. Pursuant to the Merger Agreement, the by-laws of Merger Subsidiary, as in effect at the Effective Time, will be the by-laws of the Surviving Corporation until amended in accordance with applicable law, and the Certificate of Incorporation of Merger Subsidiary, as in effect at the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the name of the Company.

     Shareholder Meeting. The Merger Agreement provides that, if required by applicable law, the Company will call a meeting of its Shareholders to be held as soon as reasonably practicable following Merger Subsidiary's acquisition of Shares in the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. Under the Merger Agreement, at any such meeting, HCC has agreed to make a quorum and to vote all Shares acquired in the Offer or otherwise beneficially owned by it in favor of adoption of the Merger Agreement.

     If the Minimum Condition is satisfied pursuant to the Offer, Merger Subsidiary will hold at least a majority of the outstanding Shares on a Fully Diluted Basis and will be able to assure that the requisite number of affirmative votes in favor of approval and adoption of the Merger Agreement will be received, even if no other Shareholder votes in favor thereof. If Merger Subsidiary obtains at least 90% of the outstanding Shares, it may effect the Merger without any notice to and without the authorization of the Shareholders of the Company pursuant to the "short-form" merger provisions of Delaware Law.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate organization, standing and power, capital structure, corporate authorization, governmental authorization, non-contravention, subsidiaries, Commission filings, financial statements, absence of certain changes, disclosure documents, undisclosed liabilities, absence of certain changes in stock or benefit plans, litigation, taxes, employee benefits, state takeover statutes, compliance with laws, contracts and debt instruments, opinion of financial advisor, interests of officers and directors, change of control, title to properties, Public Utility Holding Company Act, Year 2000, insurance, investments, investment company, internal controls, assumed and ceded reinsurance agreements, accounts with financial institutions, minute books, stock books, continuing business relationships, insurance reserves, environmental, intellectual property and technology and other matters.

     HCC and Merger Subsidiary have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, disclosure documents, financing and other matters.

     Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. The Company has further agreed to (i) comply in all material respects with all laws, statutes, ordinances, rules and regulations applicable to the Company;
(ii) take all commercially reasonable steps to preserve the current relationships of the Company with its brokers, reinsurance intermediaries, ceding companies, reinsurers, agents, managing general agents, suppliers and other persons with which the Company has significant business relationships; and
(iii) perform its obligations under all Reinsurance Agreements (as defined in the Merger Agreement), Contracts (as defined in the Merger Agreement) and commitments to which it is a party or by or to which it is bound or subject; and
(iv) require the Company's Accountants (as defined in the Merger Agreement) to conduct an interim quarterly review with a written report of the Company's Form 10-Q filings for the period ended September 30, 1999, in accordance with generally accepted auditing standards. The Company has further agreed that, during the period from the date of the Merger Agreement to the Effective

Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written approval of HCC, (i)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of Company Options); (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options); (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (iv) acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisitions of stock or assets) any business including through the acquisition of any interest in any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof; (v) mortgage or otherwise encumber or subject to any lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any of the Company intellectual property rights or any other material properties or assets;
(vi) make or agree to make any new capital expenditures in excess of $100,000;
(vii) make any material tax election (unless required by law) or settle or compromise any material income tax liability; (viii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or settle any lawsuit other than the payment, discharge, satisfaction or settlement, in the ordinary course of business consistent with past practice and in accordance with their terms and in an amount not to exceed $25,000, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (ix) commence a lawsuit other than (a) for the routine collection of bills or (b) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, provided that the Company consults with HCC prior to filing such suit; (x) (a) hire any permanent employee or any other employee whose employment cannot be terminated at will without further payment or enter into or amend any employment or severance agreement or similar arrangements, (b) make any determination as to amounts payable under any plan, arrangement or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of the Company or any of its subsidiaries, (c) enter into, adopt, or amend (except as required in Sections 2.5 and 5.9 of the Merger Agreement) any agreement, arrangement, or benefit plan so as to increase the liability (whether or not contingent) of the Company or HCC or any of their subsidiaries or ERISA affiliate (as defined in the Merger Agreement) in respect of compensation or benefits except as may be required by law or (d) grant any options or increase any employee or director compensation; (xi) amend, commute, terminate or waive any of its rights under any Reinsurance Agreement pursuant to which the Company has ceded or transferred any of its obligations or liabilities; (xii) conclude any negotiations relating to outstanding issues arising from the purchase of Seaboard Life Insurance Company (USA) and VASA North America, Inc. or the sale of USF RE Insurance Company; (xiii) make any material changes in their investment portfolio or investment guidelines; (xiv) authorize any of, or commit or agree to take any of, the foregoing actions; (xv) take or agree or commit to take any action that would make representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; or (xvi) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

     Access to Information. From the Execution Date until the Effective Time, the Company has agreed that it will, and has agreed to cause each of its subsidiaries to, (i) give HCC, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, books and records of the Company and the subsidiaries; (ii) furnish to HCC, its counsel, financial advisors, auditors and other authorized representatives all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company has agreed that it will, and has agreed to cause each of its subsidiaries to, furnish (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each tax return, report and information statement filed by it during such period; and (iii) all other information concerning its business, assets, properties and personnel (including financial and operating data) as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with HCC in its investigation of the business of the Company and the subsidiaries; provided, however, that the parties have agreed that no investigation pursuant to this paragraph will affect any representation or warranty given by the Company in the Merger Agreement.

     From the Execution Date until the Effective Time, the Company has agreed to give HCC, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours at their actual location) to all accounting, revenue, marketing, producer, processing, and other books, records and data in possession of Company, except such records or data which Company is prevented by contractual obligations with third parties from disclosing; provided, however, that in the event the Company is prohibited from making files or records available because of provisions of third party agreements, then the Company has agreed to inform HCC of the existence of such records, the parties thereto and the subject matter of such records.

     HCC and the Company have further agreed in the Merger Agreement that, from the Execution Date, the order issued in that certain litigation entitled The Centris Group, Inc. et al. v. HCC Benefits Corporation, et al. Civil Action No. 99-1-4866-28 in the Superior Court of Cobb County, State of Georgia (the "Kelbel Litigation") will be suspended except for the running of any time limitations on Kelbel's activities which shall continue and the restriction on Kelbel shall be of no further force and effect, provided, however, that if the Merger Agreement is terminated by HCC for any reason other than the occurrence of a Trigger Event (defined herein) such restrictions shall be reinstated. The parties have further agreed to use their best efforts to cause the Order in the Kelbel Litigation to be amended to conform to the terms provided in the Merger Agreement.

     Rights Plan. Pursuant to the Merger Agreement, the Company has agreed that upon execution of the Merger Agreement, it shall take necessary actions under the Rights Plan, including any required amendments to the Rights Plan, so that the commencement or consummation of the Offer, the grant or exercise of any rights under the Stock Option Agreement or the Shareholder Option Agreement or any other acts pursuant to such agreements, respectively, on the terms permitted thereunder, respectively, and as contemplated therein, respectively, will not cause (A) the Rights issued pursuant to the Rights Plan to become exercisable under the Rights Plan, (B) HCC, or any subsidiary of HCC, including Merger Subsidiary to be deemed a "10% Stockholder" (as defined in the Rights Plan) or
(C) the "10% Stock Ownership Date" (as defined in the Rights Plan) to occur; provided, however, that the Company shall not be required to make such amendments to the Rights Plan if, (i) HCC has not performed or complied in all material respects with the Merger Agreement prior to the consummation of the Offer; or (ii) the Company obtains, and there is in force from the Delaware Court of Chancery, an order permanently, preliminarily or temporarily declaring that the making of such amendments to the Rights Plan would be contrary to the fiduciary duties of the Board of Directors of the Company. The Merger Agreement further provides that in no event shall the Board of Directors of the Company make an amendment of the Rights Plan in favor of any other person without making such amendment in favor of HCC.

     Affirmative Actions. Pursuant to the Merger Agreement, the Company will retain an independent actuary (the "Actuary") which is acceptable to HCC to prepare an independent actuarial review of all aspects of the Company's business including, without limitation, the Company's property/casualty reserves, including discontinued operations, the medical lines business, recoverable value of the Company's notes receivable and indemnification obligations of the Company. Such actuarial study shall commence no later than five Business Days from the Execution Date and shall be completed no later than two Business Days after receipt of all regulatory approvals to the Merger from required state insurance regulatory agencies. The Company shall make the reserve adjustments to take such other charges, in accordance with Generally Accepted Accounting Principles ("GAAP") and Statutory Accounting Principles ("SAP"), consistent with the findings of such actuarial review. Such adjustments and charges shall be recorded on the Company's books no later than three Business Days following the receipt from the Actuary of such review. The Company has further agreed to utilize reasonable commercial efforts and to cooperate with HCC in the establishment of underwriting standards for business commencing January 1, 2000.

     Termination of Benefit Plans. The Company has agreed in the Merger Agreement to terminate or cause to be terminated The Centris Group, Inc. Employees' Savings Plan and the VASA North America, Inc. 401(k) Profit Sharing Plan prior to the date on which the Company and/or its subsidiaries and ERISA affiliates become members of a "controlled group" with or under "common control" with HCC as such terms are defined in Section 414(b) and 414(c) of the Code.

     HSR Act Filings; Regulatory Filings; Efforts. Pursuant to the Merger Agreement, each of HCC and the Company has agreed to (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by the Merger Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") in respect of such filings or such transactions; and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (as defined below) with respect to any such filing or any such transaction. Each of HCC and the Company has agreed, pursuant to the Merger Agreement, to promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. The Merger Agreement prohibits the Company from participating in any meeting (whether in person or by telephone) with any Governmental Entity in respect of any such filings, investigation, or other inquiry without HCC's consent and without giving HCC notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     Each of HCC and the Company has agreed, pursuant to the Merger Agreement, to use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, and, if by mutual agreement, HCC and the Company decide that litigation is in their best interests, each of HCC and the Company has agreed, pursuant to the Merger Agreement, to cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Pursuant to the Merger Agreement, each of HCC and the Company has agreed to use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of the Merger Agreement.

     Each of the parties has agreed in the Merger Agreement to promptly make or cause to be made the filings required of each such party or any of its subsidiaries under any insurance regulatory law or act in any state where such filing is required or, at the request of HCC, deemed advisable, and to comply at the earliest practicable date with any requests made by any insurance regulatory agency or any other Governmental Entity for additional information, documents or other material received by such party or any of its subsidiaries and to cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry or hearing of any such agency or other Governmental Entity under any insurance law relating to licensing, holding company applications, change in control, etc. with respect to any such filing or any such transaction. Each party has further agreed to promptly inform the other party of any communication with, and any proposed understanding, undertaking agreement with, any Governmental Entity or insurance agency regarding any such filings or any such transaction. The Company shall not participate in any meeting (whether, in person or by telephone) with any Governmental Entity or insurance regulatory agency in respect of any such filings, investigation, or other inquiry without HCC's consent and without giving HCC notice of the meeting, and to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     Subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by counsel to the Company, each of HCC and the Company has agreed, pursuant to the Merger Agreement, to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any); (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the preparation of the Company Disclosure Documents (as defined in the Merger Agreement) and the Offer Documents (as defined in the Merger Agreement); and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of the Merger Agreement.

     Notwithstanding the foregoing, the Merger Agreement provides that (i) neither HCC nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets; (ii) neither HCC nor any of its subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect (as defined in Section 15) on the business, assets, financial condition, results of operations or prospects of HCC and its subsidiaries or the Surviving Corporation after the Effective Time; (iii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect; (iv) no party shall be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on HCC or any of its subsidiaries or on the Surviving Corporation or any of its subsidiaries of the type described in clause (a) or (b) of Section 15 of this Offer; and (v) neither HCC nor Merger Subsidiary shall be required to waive any of the conditions to the Offer described in Section 15 of this Offer or any of the conditions to the Merger described in this Section 11 hereof.

     The Merger Agreement provides that each party will give prompt notice to the other party of (i) any representation or warranty made by such party contained in the Merger Agreement becoming untrue or inaccurate in any respect; or (ii) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by such party under the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

     The Merger Agreement provides that the Company will give prompt notice to HCC, and HCC or Merger Subsidiary will give prompt notice to the Company of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Merger Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of the Merger Agreement would have been required to have been disclosed pursuant to the representations and warranties of the Company or which relate to the consummation of the transactions contemplated by the Merger Agreement.

     Stock Options. The Merger Agreement provides that, at the time that Merger Subsidiary has accepted for payment all Shares validly transferred and not withdrawn pursuant to the Offer, each outstanding Company Option, whether vested or unvested, shall be canceled, and each holder of any such option shall be paid by Merger Subsidiary promptly for each such option an amount determined by multiplying (i) the excess, if any, of $12.50 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the time that Merger Subsidiary has accepted for payment all Shares validly transferred and not withdrawn pursuant to the Offer (as if such Company Option was exercisable in full). Notwithstanding any other provision of the Merger Agreement, immediately after the acceptance for payment of Shares pursuant to the Offer, no Company Options will remain outstanding.

     Pursuant to the Merger Agreement and as soon as practicable following the date of the Merger Agreement, the Company has agreed to use its commercially reasonable efforts to (i) obtain any consents from holders of Company Options; and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by the Merger Agreement. Notwithstanding any other provision of the Merger Agreement, payment may be withheld in respect of any Company Option until necessary consents are obtained. All amounts payable pursuant to the Merger Agreement in respect of Company Options shall be subject to, and reduced by, any required withholding of taxes and shall be paid without interest.

     Other Offers. Pursuant to the Merger Agreement, the Company has agreed that, until the termination of the Merger Agreement, the Company and its subsidiaries will not, and will not authorize or permit the officers, directors, employees or other agents of the Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below); or (ii) subject to the fiduciary duties of the Board of Directors under applicable law, as advised in writing by Gibson, Dunn & Crutcher, LLP, counsel to the Company, and in response to an unsolicited request that has been submitted to the Company's Board of Directors and determined to be a Superior Acquisition Proposal (as defined below), engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal; provided, however, that the foregoing does not prohibit the Company's Board of Directors from taking and disclosing to the Company's Shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company has agreed to promptly notify HCC after receipt of any Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal and will keep HCC fully informed of the status and details of any such Acquisition Proposal, notice or request. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; and "Superior Acquisition Proposal" means an Acquisition Proposal which a majority of the Company's disinterested directors determines in its good faith judgment (based on the written advice of the Financial Advisor) to be more favorable to the Company's Shareholders than the Offer or the Merger, and for which financing, to the extent required, is then committed.

     Agreement with respect to Director and Officer Indemnification and Insurance. Pursuant to the Merger Agreement, after the Effective Time, HCC will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") in respect of acts or omissions based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such Indemnified Party is or was a director, officer or employee of the Company, any of its subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as an officer, director, employee or agent of another corporation, partnership, trust or other enterprise; or (ii) the Merger Agreement, or any of the transactions contemplated thereby and all actions taken by an Indemnified Party in connection therewith. The parties also agreed to cooperate and use commercially reasonable efforts to defend against and respond to such proceedings to the extent set forth in the next sentence. After the Effective Time, HCC agreed to cause Surviving Corporation to indemnify and hold harmless, as and to the fullest extent permitted by the Company's Certificate of Incorporation and By-Laws in effect on the date of the Merger Agreement and by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (collectively, "Claims"), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (1) the Surviving Corporation has the right to assume the defense thereof and upon such assumption the Surviving Corporation will not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Surviving Corporation will pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Surviving Corporation is obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) the Surviving Corporation will not be liable for any settlement effected without its prior written consent, and (4) the Surviving Corporation will have no obligation hereunder to any Indemnified Party when if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the Certificate of Incorporation or By-Laws of the Company or its subsidiaries or applicable law. Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided, however, that the failure to so notify shall not affect the obligations of the Surviving Corporation under this provision except (and only) to the extent such failure to notify materially prejudices the Surviving Corporation. Furthermore, the Surviving Corporation agreed that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or By-Laws or in the similar governing documents of any of the Company's subsidiaries as in effect as of the date of the Merger Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this provision will be deemed to preclude the liquidation; consolidation or merger of the Company or any subsidiary thereof, in which case all of such rights to indemnification and limitations on liability will be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against the Surviving Corporation. Nothing contained in this provision will be deemed to preclude any rights to indemnification or limitations on liability provided in the Company's Certificate of Incorporation or By-Laws or similar governing documents of the Surviving Corporation with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary. The Surviving Corporation agreed to use its commercially reasonable efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Date by the directors' and officers' liability insurance policy maintained by the Surviving Corporation (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions of such existing policy and provided further that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

     Regulatory Filings. Pursuant to the terms of the Merger Agreement, the Company has agreed to commence preparation of and, consistent with past practice and on a timely basis, if required prior to the Closing Date, file with or submit to any insurance department or other Governmental Entity with which the Company is required to make such filings or submissions, and, if filed prior to the Closing Date, deliver to the HCC true and complete copies of, the quarterly statutory statement for each quarter of 1999 ended prior to the Closing Date, together with all related notes, exhibits and schedules thereto. The Company has agreed that all such quarterly statements filed with or submitted to any insurance department or Governmental Entity (i) shall be prepared from the books of account and other financial records of the Company; (ii) shall be filed with or submitted to such insurance departments and Governmental Entities, on forms prescribed or permitted thereby; (iii) shall be prepared in accordance with SAP applied on a basis consistent with the past practices of the Company (except as set forth in the notes, exhibits or schedules thereto), and shall comply on their respective dates of filing or submission with the laws of such jurisdictions; (iv) shall present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of the Company as of the dates thereof or for the periods covered thereby (subject to normal estimation of accruals and reserves and normal year-end audit adjustments); and
(v) shall not use any accounting practices that are permitted rather than prescribed by the insurance departments and regulatory authorities.

     Other Agreements. HCC has agreed that it will take all action necessary to cause Merger Subsidiary to perform its obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in the Merger Agreement.

     Employees. Except as otherwise provided in the Merger Agreement, HCC has agreed that it (or the Surviving Corporation) will be a successor employer with respect to, and assume sponsorship of (or cause the Surviving Corporation to assume sponsorship of), in accordance with their terms, all Benefit Plans previously delivered to HCC and all accrued benefits vested thereunder, other than Benefit Plans terminated prior to the Effective Time; it being understood and agreed by the parties that nothing in the Merger Agreement shall prevent HCC or the Surviving Corporation from terminating any such Benefit Plan in accordance with its terms or require HCC or the Surviving Corporation to incur any liability or assume any obligation other than liabilities and obligations under the terms of such plans as in effect on the Execution Date. The term "Benefit Plans" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, workers' compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries.

     Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions: (i) HCC or Merger Subsidiary shall have purchased Shares in an amount equal to at least the Minimum Condition pursuant to the Offer; (ii) if required by applicable law, the adoption of the Merger Agreement by the Shareholders of the Company in accordance with Delaware Law; (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; (iv) any applicable waiting period under the HSR Act relating to the Merger shall have expired; (v) other than filing the certificate of merger in accordance with Delaware Law, all consents required to permit the consummation of the Merger shall have been filed, occurred or been obtained (other than those the failure to file, occur or obtain, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Merger); (vi) each Governmental Entity having jurisdiction over the Company or any of its subsidiaries, their business, licenses or permits, shall have, where applicable, approved the transactions contemplated by the Merger Agreement and any "change of control" incidental thereto; (vii) each of the officers and employees whose names are specifically set forth on Annex II to the Merger Agreement shall have executed an agreement to remain in the employment of the Surviving Corporation for a period of up to 120 days after the Effective Time and as of the Effective Time, none of such persons listed on Annex II-A to the Merger Agreement and no more than two of those persons set forth on Annex II-B to the Merger Agreement shall have voluntarily terminated or terminated for Good Reason, as defined in the respective Severance Agreement entered into by each of such persons; and (viii) the Company shall have performed its obligations under Section 5.8 to the Merger Agreement (see "The Merger Agreement -- Affirmative Actions").

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Shareholders of the Company) (i) by mutual written consent of the Company and HCC; (ii) by either the Company or HCC, if such party has received an opinion from its counsel that there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgement, injunction, order or decree enjoining HCC or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; (iii) by either the Company or HCC (provided, however, that no party shall be entitled to terminate the Merger Agreement pursuant to this sub-clause (iii) as a result of its breach of this Merger Agreement), (x) if HCC or Merger Subsidiary shall have failed to commence the Offer within five Business Days following the date of the announcement of the Merger Agreement, (y) if HCC or Merger Subsidiary shall not have purchased any Shares pursuant to the Offer prior to February 29, 2000 (or, if the Offer shall have been extended by Merger Subsidiary pursuant to the Merger Agreement, on or prior to March 31, 2000) or (z) the Offer shall have been terminated without HCC or Merger Subsidiary having purchased any Shares pursuant to the Offer; (iv) by HCC upon the occurrence of any Trigger Event described in clauses (i) through (iv) under the heading "Fees and Expenses" below; (v) by the Company, upon the occurrence of any Trigger Event described in clause (i) under the heading "Fees and Expenses" below; and (vi) by either the Company or HCC, if the Merger has not been consummated by June 30, 2000 (provided, however, that the party seeking to terminate the Merger Agreement shall not have breached its obligations under the Merger Agreement in any material respect).

     Fees and Expenses. Each party to the Merger Agreement has agreed to pay its own fees and expenses and there are no provisions for payment by the Company of the fees and expenses of HCC or Merger Subsidiary or vice versa or at any time prior to the consummation of the Offer as if made at and as of such time, if the Merger Agreement is terminated, except as stated below. The Company has agreed to pay HCC, at HCC's demand and sole election, a fee in immediately available funds equal to $6,000,000 (the "Termination Fee") promptly, but in no event later than one Business Day, after the termination of the Merger Agreement as a result of the occurrence of any of the events set forth below (each a "Trigger Event"): (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal; (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than HCC or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Shares or shall have acquired, directly or indirectly, at least 20% of the assets of the Company; (iii) any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is qualified as to materiality shall not have been true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time, or any representation or warranty made by the Company in, or pursuant to, the Merger Agreement that is not so qualified shall not have been true and correct in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Company shall have failed to observe or perform in any material respect any of its obligations under the Merger Agreement; provided, however, that it shall not be a Trigger Event unless the breaches of the representations and warranties without regard to any materiality qualifier or threshold, and failure to perform or breach of any obligation, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect; or (iv) the Board of Directors of the

Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to HCC or Merger Subsidiary its approval or recommendation of the Offer, the Merger into the Merger Agreement the Shareholder Option Agreement and the Stock Option Agreement, in any such case whether or not such withdrawal or modification is required by the fiduciary duties of the Company's Board of Directors (or any special committee thereof). The Merger Agreement provides that if it is terminated as a result of the occurrence of a Trigger Event, in addition to the Termination Fee paid or payable by the Company to HCC pursuant to the foregoing, the Company shall assume and pay, or reimburse HCC for, all reasonable fees payable and expenses incurred by HCC (including the fees and expenses of its counsel in connection with the Merger Agreement and the transactions contemplated hereby), up to a maximum of $1,000,000 (the "Expense Reimbursement"). HCC shall not be entitled to the Termination Fee if HCC shall have exercised the option granted to HCC in the Stock Option Agreement, but shall be entitled to the Expense Reimbursement.

     Appraisal Rights. Shareholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, Shareholders at the time of the Merger who do not vote in favor of or consent in writing to the Merger will have the right under Delaware Law to dissent and demand appraisal of their Shares in accordance with Section 262 of Delaware Law.

     Under Delaware Law, dissenting Shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer (or the Merger) and the market value of the Shares. The Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the Merger. Moreover, HCC or Merger Subsidiary may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer (or the Merger).

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE THEIR DISSENTERS' RIGHTS.

     SHAREHOLDER OPTION AGREEMENT. The following description of the Shareholder Option Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to Merger Subsidiary's and HCC's Schedule 14D-1 with respect to the transaction contemplated hereby filed with the Commission pursuant to the Exchange Act.

     Grant of Stock Option. Under the Shareholder Option Agreement, each Principal Shareholder has granted Merger Subsidiary an irrevocable option to purchase, subject to the terms and conditions set forth in the Shareholder Option Agreement, for a price of $12.50 per Share in cash, such Principal Shareholder's Shares and any additional Shares acquired by such Shareholder in any capacity (whether by exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities or by means of a purchase, dividend, distribution or otherwise) (collectively, the "Shareholder Shares"). The Shareholder Option Agreement also provides that the number and kind of Shareholder Shares subject to the Stock Option and the purchase price therefor shall be appropriately and equitably adjusted in the event of changes in the Company's capital stock.

     Exercise of Option. Subject to the terms of the Shareholder Option Agreement, Merger Subsidiary has the right to exercise the Stock Option, in whole, but not in part, at any time after the date an Acquisition Proposal or a Superior Acquisition Proposal is successfully received and paid for in excess of 50% of the Fully Diluted Shares or a third party has otherwise acquired in excess of 50% of the Fully Diluted Shares. The Shareholder Option Agreement further provides that, once exercisable, the Stock Option must be exercised, if at all, within five Business Days.

     Agreement to Tender. Each of the Principal Shareholders has agreed to validly tender (or cause the record owner of such shares to validly tender) such Principal Shareholder's Shares in the Offer within two days of the receipt of Merger Subsidiary's offer to purchase relating to the Offer. Each Principal Shareholder has agreed, in the Shareholder Option Agreement, upon receipt of written instructions from Merger Subsidiary, to deliver to the Depositary (i) a Letter of Transmittal with respect to such Principal Shareholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to the Principal Shareholder (but if such Shares are not accepted for payment or are withdrawn and are to be returned pursuant to the Offer, to return such Shares to such Principal Shareholder whereupon they shall continue to be held by such Principal Shareholder subject to the terms and conditions of the Shareholder Option Agreement); (ii) the certificates evidencing such Principal Shareholder's Shares; and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

     Conditions. The Principal Shareholders' obligations to sell their Shares (other than by tendering pursuant to the Offer) under the Shareholder Option Agreement are subject to the satisfaction of the following conditions: (i) the representations and warranties of Merger Subsidiary set forth in the Shareholder Option Agreement shall be true and correct in all material respects on the date of sale as if made on such date; (ii) if applicable, all waiting periods under the HSR Act to the exercise of the Stock Option shall have expired or been terminated; and (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Stock Option.

     No Shopping. Each Principal Shareholder has further agreed to be bound to the obligations and the restrictions placed on him as a director of the Company pursuant to Section 5.4 of the Merger Agreement. See, "The Merger
Agreement -- Other Offers".

     Proxy. In entering into the Shareholder Option Agreement, each Principal Shareholder (i) revoked any and all previous proxies granted with respect to such Shareholders' Shares; and (ii) granted Merger Subsidiary a proxy to vote or consent at every annual, special or adjourned meeting, or solicitation of consents, of the Shareholders of the Company (including the right to sign its name as Shareholder to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (1) in favor of the adoption of the Merger Agreement and the Shareholder Option Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and Shareholder Option Agreement; (2) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement not being fulfilled, and (3) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement and the Shareholder Option Agreement. Each Shareholder also agreed to cause such Principal Shareholder's Shares that are outstanding and owned by it beneficially to be voted in accordance with the foregoing. The proxy granted under the Shareholder Option Agreement is irrevocable, but such proxy will be revoked upon termination of the Shareholder Option Agreement in accordance with its terms.

     Shareholders holding an aggregate of up to 1,011,835 Shares are parties to the Shareholder Option Agreement.

     STOCK OPTION AGREEMENT. The following description of the Stock Option Agreement, is qualified in its entirety by reference to the text of such Agreement, a copy of which is attached as an exhibit to Merger Subsidiary's and HCC's Schedule 14D-1 with respect to the transaction contemplated hereby filed with the Commission pursuant to the Exchange Act.

     Grant of Stock Option. Under the Stock Option Agreement, the Company granted HCC an option to purchase, subject to the terms and conditions set forth in the Stock Option Agreement, 19.9% of the Company's issued and outstanding shares, at a price per Share equal to the Merger Consideration (the "HCC Option"). As of October 11, 1999, the HCC Option would be exercisable for 2,295,679 Shares. The HCC Option is exercisable and may be exercised in whole at any time and from time to time, until the expiration of the HCC Option as provided in the Stock Option Agreement. The HCC Option shall only be exercisable if, at any time after October 11, 1999 and prior to the expiration of the HCC Option the Company enters into, or publicly announces its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or Superior Acquisition Proposal. The HCC Option shall expire at 11:59 P.M. California time on the earlier of the fifth Business Day after the Acquisition Proposal or Superior Acquisition Proposal is terminated or December 31, 2000. The number of shares of Common Stock of the Company exercisable pursuant to the terms of the HCC Option shall be appropriately adjusted to reflect any change in the Common Stock of the Company after the date of the Stock Option Agreement.

     Purchase of HCC Option by Company. The Stock Option Agreement provides that if, before the expiration of the HCC Option, there is either (i) an Acquisition Proposal which at any time becomes a Superior Acquisition Proposal (regardless of whether it is consummated); or (ii) the commencement of a tender offer or exchange offer for at least 20% of the shares of Common Stock of the Company; or
(iii) the acquisition by any person or "group" (within the meaning of Rule 13d-5 under the Exchange Act) of at least 20% of the shares (or rights to acquire shares) of Common Stock of the Company, then, in either event, for a period of 100 days after (x) the date such Acquisition Proposal becomes a Superior Acquisition Proposal or (y) such event occurs, but prior to the expiration of the HCC Option, HCC shall be entitled to sell the HCC Option to the Company and the Company shall be required to purchase the HCC Option from HCC, for $6,000,000 in cash against HCC's written acknowledgment that it has surrendered all of its rights to the HCC Option.

     Amendment of Rights Agreement. The Stock Option Agreement provides that the Company agreed that immediately prior to execution of such Agreement, it shall take all necessary action under the Rights Plan, including any required amendment thereto, so that the grant or exercise of the HCC Option on the terms permitted under the Stock Option Agreement and as contemplated by the Stock Option Agreement will not cause (i) the Rights to become exercisable under the Rights Plan; (ii) HCC, or any subsidiary of HCC, including Merger Subsidiary to be deemed a "10% Stockholder"; or (iii) the "10% Stock Ownership Date" to occur upon such consummation; provided, however, that the Company shall not be required to make such amendments to the Rights Plan if, (x) HCC has not performed or complied in all material respects with the Stock Option Agreement prior to the exercise of the HCC Option or (y) the Company obtains, and there is in force from the Delaware Court of Chancery, an order permanently, preliminarily or temporarily declaring that the making of such amendments to the Rights Plan would be contrary to the fiduciary duties of the Board of Directors of the Company. Notwithstanding anything else contained herein, in no event shall the Board of Directors of the Company make any comparable amendment of the Rights Plan in favor of any other person without making such amendment in favor of HCC.

     Delaware Law. In addition, the Merger would have to comply with other applicable procedural and substantive requirements of Delaware Law, including any duties to other Shareholders imposed upon a controlling or, if applicable, majority shareholder. Several recent decisions by the Delaware courts, which may or may not apply to the Merger, have held that a controlling shareholder of a company involved in a merger has a fiduciary duty to other Shareholders which requires that the merger be "entirely fair" to such other Shareholders. In determining whether a merger is fair to minority Shareholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the Shareholders and whether there was fair dealing among the parties.

     The Company is incorporated under the laws of the State of Delaware, which has adopted certain laws regarding business combinations. In general, Section 203 of Delaware Law prevents an "interested shareholder" (generally, a shareholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the time that such shareholder became an interested shareholder unless (i) prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in such shareholder becoming an interested shareholder; (ii) upon consummation of the transaction which resulted in such shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation); or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203. Accordingly, the restrictions of Section 203 do not apply to the transactions contemplated by this Offer to Purchase.

     Other Matters. Any merger or other similar business combination proposed by HCC would also have to comply with any applicable Federal law. In particular, the Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. HCC believes that Rule 13e-3 will not be applicable to the Merger unless the Merger is consummated more than one year after termination of the Offer or if an alternative merger transaction were to provide for Shareholders to receive consideration for their Shares in an amount less than the price per Share paid pursuant to the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority Shareholders in such a transaction be filed with the Commission and distributed to such Shareholders prior to consummation of the transaction.

     If for any reason the Merger is not consummated, HCC and Merger Subsidiary will evaluate their alternatives. Such alternatives could include purchasing additional Shares in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Merger Subsidiary may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by HCC or Merger Subsidiary, which may vary from the price to be paid for Shares in the Offer.

     HCC intends to conduct a review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties and policies and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, operations, corporate structure, capitalization, Board of Directors, policies or dividend policy.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Shareholders other than HCC or Merger Subsidiary. HCC cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the New York Stock Exchange. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued inclusion on the New York Stock Exchange, the market for the Shares could be adversely affected. According to the New York Stock Exchange's published guidelines, the New York Stock Exchange may delist the Shares if, among other things: (1) the number of total shareholders falls below 400; (2) the number of total shareholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); (3) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (4) the aggregate market value of such publicly held shares (exclusive of Excluded Holdings) should fall below $8,000,000.

     The extent of the public market for the Shares and availability of quotations therefor would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are less than 300 holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with shareholder action and the related requirement of an annual report to Shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for New York Stock Exchange listing/reporting. Merger Subsidiary intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

13. DIVIDENDS AND DISTRIBUTIONS.

     If on or after the Execution Date, the Company should (notwithstanding the fact that the following actions may be prohibited under the Merger Agreement)
(i) split, combine or otherwise change the Shares or its capitalization; (ii) acquire or otherwise cause a reduction in the number of outstanding Shares; or
(iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the Execution Date of employee stock options outstanding prior to such date and convertible securities (if any) outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Merger Subsidiary's rights under Section 15 hereof, Merger Subsidiary may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

     If, on or after the Execution Date, the Company should (notwithstanding the fact that the following actions are prohibited under the Merger Agreement) declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to the Shareholders of record on a date prior to the transfer to the name of Merger Subsidiary or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Merger Subsidiary's rights under Section 15 hereof, (i) the purchase price per Share payable by Merger Subsidiary pursuant to the Offer may be reduced to the extent of any such cash dividend or distribution; and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering Shareholders will
(a) be received and held by the tendering Shareholders for the account of Merger Subsidiary and will be required to be promptly remitted and transferred by each tendering Shareholder to the Depositary for the account of Merger Subsidiary, accompanied by appropriate documentation of transfer, or (b) at the direction of Merger Subsidiary, be exercised for the benefit of Merger Subsidiary, in which case the proceeds of such exercise will promptly be remitted to Merger Subsidiary. Pending such remittance and subject to applicable law, Merger Subsidiary will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Merger Subsidiary in its sole discretion.

14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     The Merger Agreement provides that HCC and Merger Subsidiary reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that, without the written consent of the Company, no change may be made which (i) except as provided in the next sentence, extends the Offer; (ii) changes the form of consideration to be paid for the Shares, (iii) decreases the price per Share or the number of Shares sought in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex I to the Merger Agreement, (v) changes or waives the Minimum Condition, or (vi) makes any other change to any condition to the Offer set forth in Annex I to the Merger Agreement which is materially adverse to the holders of Shares. Notwithstanding the foregoing, the Merger Agreement provides that without the consent of the Company, Merger Subsidiary may (i) extend the Offer Period until all of the conditions to the Merger Subsidiary's obligation to purchase Shares shall be satisfied or waived, including, without limitation, any period required (A) by any rule, regulation, interpretation, or position of the Commission or the staff thereof applicable to the Offer; or (B) pursuant to the HSR Act, or (C) to obtain necessary approval of each state insurance regulatory agency required for consummation of the Offer, (ii) extend the Offer Period for a period of not more than ten Business Days beyond the expiration thereof, as such may be extended pursuant to clause (i) of this sentence, (iii) extend the Offer Period for an additional period of not more than ten Business Days beyond that permitted by clauses (i) and (ii) of this sentence if on the date of such extension, less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn pursuant to the Offer, and (iv) extend the Offer for any reason for a period of not more than five Business Days beyond the latest Expiration Date that would be otherwise permitted under clauses (i), (ii), or (iii) of this sentence. Subject to the terms of the Offer and the Merger Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions of the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration of the Offer.

     If Merger Subsidiary shall decide, in its sole discretion, subject to the terms of the Merger Agreement, to increase the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten Business Days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of ten Business Days. If Merger Subsidiary makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Merger Subsidiary will extend the Offer, if required by applicable law, for a period sufficient to allow Shareholders to consider the amended terms of the Offer.

     Merger Subsidiary also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 hereof shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law and the rules of the Commission including Rule 14e-1) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4 hereof. The reservation by Merger Subsidiary of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Merger Subsidiary pay the consideration offered or return the Shares deposited by or on behalf of the Shareholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Merger Subsidiary will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, Merger Subsidiary will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

15. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, HCC and Merger Subsidiary shall not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) pay for any Shares, and may terminate the Offer, if (i) by the expiration of the Offer (as permitted to be extended), the Minimum Condition shall not have been satisfied; or (ii) by the expiration of the Offer (as permitted to be extended), the applicable waiting period under the HSR Act shall not have expired or terminated; or (iii) by the expiration of the Offer (as permitted to be extended), all regulatory approvals of Governmental Entities shall not have been received; or (iv) at any time on or after October 11, 1999, and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:

          (a) there shall be instituted or pending any action or proceeding by any Governmental Entity or by any other person, domestic or foreign, before any Governmental Entity or arbitrator, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by HCC or Merger Subsidiary or the consummation by HCC or Merger Subsidiary of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Shareholder Option Agreement, the Stock Option Agreement, the Merger Agreement, the Offer or the Merger; (ii) seeking to restrain or prohibit HCC's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company or any of its subsidiaries or of HCC and its subsidiaries or to compel HCC or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or of HCC and its subsidiaries; (iii) seeking to impose material limitations on the ability of HCC or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by HCC or any of its subsidiaries or affiliates on all matters properly presented to the Company's Shareholders; (iv) seeking to require divestiture by HCC or any of its subsidiaries or affiliates of any Shares; or (v) that otherwise, in the reasonable judgment of HCC, is likely to materially adversely affect the business, assets, liabilities, operations, condition (financial or otherwise), results of operations or prospects of the Company or any of its subsidiaries, or HCC and its subsidiaries, taken as a whole; or

          (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Shareholder Option Agreement, the Stock Option Agreement, the Merger Agreement, the Offer or the Merger, by any Governmental Entity or arbitrator (other than the application of the waiting period provisions of the HSR Act to the Shareholder Option Agreement, the Stock Option Agreement, the Merger Agreement, the Offer or the Merger), that, in the reasonable judgment of HCC, is substantially likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (c) any change (other than changes requested by, or done at the discretion or with the consent of HCC) shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company and its subsidiaries that, has or is likely to have a Material Adverse Effect, as defined herein, on the Company and its subsidiaries taken as a whole; or

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange;
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or prevent (or materially delay) the consummation of the Offer; or
     (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

          (e) a tender or exchange offer for some or all of the Shares shall have been made by another person, or it shall have been publicly disclosed or HCC shall have otherwise learned that (i) any person or "group" (defined in Section 13(d)(3) of the Exchange Act) (other than HCC or any of its affiliates) shall have acquired or made an offer to acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of the outstanding Shares; or

          (f) any Consent (other than the filing of the certificate of merger or approval by the Shareholders of the Company of the Merger (if required by Delaware Law)) required to be filed, occurred or been obtained by the Company or any of its subsidiaries or HCC or any of its subsidiaries (including Merger Subsidiary) in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed, occurred or been obtained (other than any such Consents as to which the failure to file, occur or obtain in the aggregate, could not reasonably be expected to
     (i) have a Material Adverse Effect; or (ii) prevent or materially delay the consummation of the Offer or the Merger); or

          (g) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time or any of the representations and warranties set forth in the Merger Agreement that are not so qualified shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time; or

          (h) any party to the Shareholder Option Agreement (other than Merger Subsidiary or HCC) shall have breached or failed to perform in any material respect any of their agreements under the Shareholder Option Agreement or any of the representations and warranties of any such party set forth in the Shareholder Option Agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Shareholder Option Agreement shall have been invalidated or terminated with respect to any Shares subject thereto; or

          (i) the Merger Agreement or the Shareholder Option Agreement shall have been terminated in accordance with its terms; or

          (j) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to HCC or Merger Subsidiary its approval or recommendation of the Offer, the Merger or the Merger Agreement or its approval of the entry by HCC and Merger Subsidiary into the Shareholder Option Agreement; or

          (k) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal;

     As used herein "Material Adverse Effect" means with respect to the Company, any change in, or effect on, the Company or the business of the Company; in each case including its subsidiaries taken as a whole, which is, or which is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, results of operations, condition (financial or otherwise), prospects, insurance licenses or other material permits of the Company or its subsidiaries or which will, or is reasonably likely to, prevent or materially delay, the transactions contemplated by this Agreement, provided, however, (i) that any effect on the Company or the business of the Company which is due to, arises from, or relates to any action taken by the Company or its subsidiaries after the date of this Agreement at the request of or done at the direction or with the consent of the HCC shall not be considered to have a Material Adverse Effect for any purpose under this Agreement and (ii) provided, further, that a Material Adverse Effect on the Company shall not be deemed to have occurred as a result of (w) the Company establishing additional reserves and taking other charges at September 30, 1999 in the amount of $13.5 million; (x) the Company's independent actuarial review of the Company's reserves and all other aspects of the Company's business, as contemplated by Section 5.8 of the Merger Agreement, and the establishment of appropriate reserve adjustments and other charges (collectively the "Charges") so long as the Charges do not exceed $17 million in the aggregate (there being no presumption that the establishment of reserves or charges in excess of $17 million either will or will not have a Material Adverse Effect); (y) any change (including changes in the market value of invested assets) in general economic conditions affecting the insurance business or their holding companies generally; or (z) the termination of the Management Agreements between the Company and The Continental Insurance Company as a result of a change of control.

     "Material Adverse Effect" with respect to the HCC, means any change in, or effect on, the HCC which is, or which is reasonably likely to be, materially adverse to the HCC's operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, on a consolidated basis, or which will prevent or materially delay the transactions contemplated by this Agreement.

     The foregoing conditions are for the sole benefit of HCC and Merger Subsidiary and may be asserted by HCC in its sole discretion regardless of the circumstances giving rise to any such condition or (other than the Minimum Condition) may be waived by HCC and Merger Subsidiary in their discretion in whole at any time or in part from time to time. The failure by HCC or Merger Subsidiary at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

     Notwithstanding anything to the contrary set forth in the Offer, in response to any condition to the Offer not being satisfied, Merger Subsidiary may not upon expiration of the Offer (and without extending the period of time for which the Offer is open) delay acceptance for payment or payment for Shares until such time as such condition is satisfied or waived; provided, however, that subject to the applicable regulations of the Commission, Merger Subsidiary reserves the right (subject to the terms of the Merger Agreement), at any time and from time to time, to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, pay for, any Shares in order to comply with applicable law.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as set forth in this Section 16, based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Merger Subsidiary is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Merger Subsidiary's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Subsidiary or HCC as contemplated herein. Should any such approval or other action be required, it is currently contemplated that, except as described below under "State Takeover Statutes", such approval or other action will be sought. Except as described under "Antitrust" and "Insurance Regulatory Approvals", below, however, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Merger Subsidiary to elect to terminate the Offer without the purchase of Shares thereunder. Merger

Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15 hereof.

     State Takeover Statutes. A number of states have adopted laws which, to varying degrees, seek to regulate attempts to acquire corporations that are incorporated in, or have substantial connections with, the state. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Based on publicly available information concerning the Company, HCC does not believe that any of these laws will, by their terms, apply to the Offer or the Merger.

     In addition, the constitutional validity of state statutes regulating acquisition attempts has been the subject of considerable litigation. In its 1982 decision in Edgar v. MITE Corp., the Supreme Court of the United States invalidated an Illinois law that, among other things, gave Illinois officials authority to block a tender offer for any corporation having certain defined connections with the state. In 1987, however, the Supreme Court upheld an Indiana law that prevented acquirors of a controlling stake in certain Indiana corporations from voting the acquired shares until the other Shareholders had approved the acquisition. The Court distinguished between state statutes that affect acquisitions of entities incorporated outside the state and those that address the internal governance, including the scope and exercise of shareholder voting rights, of in-state corporations. While the lower federal courts have relied on a similar distinction in subsequent cases, the precise extent to which an individual state may regulate acquisitions of out-of-state corporations remains unclear.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, HCC will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, HCC or Merger Subsidiary might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Merger Subsidiary might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Merger Subsidiary may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Pursuant to the requirements of the HSR Act, HCC and Merger Subsidiary expect to file their Notification and Report Forms with respect to the Offer and Merger with the DOJ and the FTC on or about October 18, 1999. As a result, assuming such filings are made on October 18, 1999, the waiting period under the HSR Act with respect to the Offer is scheduled to expire at 11:59 p.m., New York City time, on November 1, 1999, (fifteen calendar days after such filings are made), unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from HCC or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by HCC and the Company with such request.

     Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of HCC. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Merger Subsidiary will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15 hereof.

     The FTC and DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Merger Subsidiary's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Merger Subsidiary's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Merger Subsidiary or divestiture of substantial assets of Merger Subsidiary or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which HCC and the Company are engaged, Merger Subsidiary and HCC believe that the acquisition of Shares by Merger Subsidiary will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Merger Subsidiary on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 hereof for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Insurance Regulatory Approvals. The insurance holding company acts adopted in various states generally provide that no person may acquire "control" of an "insurer" domiciled in that state unless the change of control is first approved by the insurance regulatory authority in that state. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a person, whether by the ownership of voting securities, or through management contracts. "Control" is generally presumed to exist if, after the acquisition, the acquiring person will own, with power to vote, directly or indirectly, ten percent or more of the voting securities of an insurer. An insurance "holding company" is any person who directly or indirectly controls an insurer; a "controlled insurer" is an insurer controlled directly or indirectly by a holding company.

     HCC is an insurance holding company that controls insurers domiciled in Texas. The Company is an insurance holding company that controls insurers domiciled in Indiana and Pennsylvania. The Merger will constitute a change in "control" of the controlled insurers that are part of the Company's holding company system. Therefore, before the Merger may be consummated, HCC and the Company will have to obtain the approval of the change of control of the controlled insurers from the insurance regulatory authorities in Indiana, Pennsylvania and Texas. Approval is obtained by filing an information statement with the insurance regulatory authorities in each state, which includes information about the proposed transaction by which control is intended to be acquired; financial information about the acquiring person; the background, experience and reputation of the management of the acquiring person; and the plans the acquiring person has for the controlled insurers being acquired.

     Some state insurance holding company acts also require pre-acquisition notification of the acquisition of insurers which, while not domiciled in such states, are authorized to do business in such states. The acquisition cannot be completed until the expiration of a 30-day waiting period, unless terminated earlier by the insurance regulatory authority in such state. The pre-acquisition notification is required to contain market share information demonstrating the competitive impact of the acquisition of control on the insurance markets in such state. There are a number of exemptions from the pre-acquisition notification requirement if the acquisition would not result in an increase in market share in any lines of business. Because the insurers controlled by the Company and those controlled by HCC do not directly compete in any lines of business in the United States, it would not appear that the filing of pre-acquisition notifications will be required. Merger Subsidiary will not accept for payment Shares tendered pursuant to the Offer unless and until all required approvals deemed material to the Merger have been obtained.

     Margin Credit Regulations. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or maintaining margin stock, if the credit is secured directly or indirectly thereby. The borrowings under the Facility will not be directly secured by a pledge of the Shares. In addition, HCC and Merger Subsidiary believe that such borrowings will not be "indirectly secured" within the meaning of the Margin Credit Regulations, as interpreted. Accordingly, HCC and Merger Subsidiary believe that the Margin Credit Regulations are not applicable to the borrowings under the Facility.

17. FEES AND EXPENSES.

     Salomon Smith Barney Inc. ("Salomon Smith Barney") is acting as Dealer Manager for the Offer and as financial advisor to HCC in connection with HCC's proposed acquisition of the Company, for which services Salomon Smith Barney will receive customary compensation. HCC also has agreed to reimburse Salomon Smith Barney for reasonable travel and other reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of HCC and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Merger Subsidiary has retained D.F. King & Co., Inc., to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     Merger Subsidiary will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Subsidiary for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Subsidiary may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF MERGER SUBSIDIARY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Merger Subsidiary has filed with the Commission a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth with respect to the Company in
Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                            MERGER SUB OF DELAWARE, INC.

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                     OFFICERS OF HCC AND MERGER SUBSIDIARY

1. DIRECTORS AND EXECUTIVE OFFICERS OF HCC.

     The following table sets forth the name, age, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of HCC. Each such person is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with HCC.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS              AGE       MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------------------------              ---       ----------------------------------------------
Stephen L. Way.......................  50    Chairman of the Board and Chief Executive Officer of
                                             HCC since its organization in 1974. Mr. Way was
                                             President from HCC's founding until May, 1996. Mr. Way
                                             is a director of Fresh Del Monte Produce, Inc. and a
                                             director of Bradstock Group plc.
James M. Berry.......................  69    Director of HCC since March, 1992. Mr. Berry is the
                                             retired Vice Chairman of NationsBank of Texas, N.A., a
                                             subsidiary of NationsBank, N.A. (now BankAmerica
                                             Corp.). Mr. Berry has been the Executive
                                             Vice-President, Finance of Belk, Inc. since May, 1995.
                                             Mr. Berry also serves as a director of Williams-
                                             Sonoma, Inc.
Frank J. Bramanti....................  43    Director and Executive Vice President of HCC since
                                             1982. Mr. Bramanti served as interim President from
                                             June, 1997 to November, 1997.
Marvin P. Bush.......................  42    Director of HCC since May, 1999. Mr. Bush is the
                                             President of Winston Capital Management, LLC and serves
                                             on the Board of Directors of Fresh Del Monte Produce,
                                             Inc. Mr. Bush is also a member of the Board of Trustees
                                             for the George Bush Presidential Library and recently
                                             served on the Board of Managers at the University of
                                             Virginia.
Patrick B. Collins...................  70    Director of HCC since December, 1993. Mr. Collins is a
                                             retired partner of the international accounting firm of
                                             PricewaterhouseCoopers LLP, where he held that position
                                             from 1967 through 1991. Mr. Collins also serves as a
                                             director of Transcoastal Marine Services, Inc.
James R. Crane.......................  45    Director of HCC since May, 1999. Mr. Crane is the Chief
                                             Executive Officer, President and Chairman of the Board
                                             of Directors of Eagle, USA AirFreight, Inc., the
                                             company he founded in 1984.
J. Robert Dickerson..................  57    Mr. Dickerson is an attorney and has served as a
                                             Director of HCC since 1981.
Edwin H. Frank, III..................  50    Director of HCC since May, 1993. Mr. Frank is Chairman
                                             of File Control.Com. He was formerly the President of
                                             Underwriters Indemnity Holdings, Inc., a subsidiary of
                                             RLI Corporation, having served in such capacity from
                                             1985 until 1999.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS              AGE       MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
-------------------------              ---       ----------------------------------------------
Allan W. Fulkerson...................  66    Director of HCC since May, 1997. Mr. Fulkerson is the
                                             President and director of Century Capital Management,
                                             Inc. and the President and a director of Massachusetts
                                             Fiduciary Advisors, Inc. and serves as Chairman and
                                             Trustee of Century Shares Trust. Mr. Fulkerson is also
                                             a director of Mutual Risk Management, Ltd., Terra Nova
                                             (Bermuda) Holdings, Ltd. and Wellington Underwriting
                                             plc.
Walter J. Lack.......................  51    Director of HCC since 1981. Mr. Lack is an attorney and
                                             a shareholder in the law firm of Engstrom, Lipscomb &
                                             Lack, A Professional Corporation, in Los Angeles,
                                             California. Mr. Lack also serves as a director of
                                             Microvision, Inc.
Stephen J. Lockwood..................  52    Director of HCC since 1981. Vice Chairman of the Board
                                             of Directors and Chief Executive Officer of the HCC's
                                             subsidiary LDG Reinsurance Corporation since 1988. Mr.
                                             Lockwood also serves as a director of four mutual funds
                                             managed by The Dreyfus Corporation, a subsidiary of
                                             Mellon Bank Corporation.
John N. Molbeck, Jr. ................  52    President and Director of HCC since November, 1997.
                                             Prior to joining HCC, Mr. Molbeck was the Managing
                                             Director of Aon Natural Resources Group, a subsidiary
                                             of Aon Corporation and served as the President and
                                             Chief Operating Officer of Energy Insurance
                                             International, Inc.
Edward H. Ellis, Jr. ................  56    Senior Vice President and Chief Financial Officer of
                                             HCC since October, 1997. Prior to joining HCC, Mr.
                                             Ellis served as a partner with the international
                                             accounting firm of PricewaterhouseCoopers LLP from
                                             November, 1988 to September, 1997.
Benjamin D. Wilcox...................  55    Mr. Wilcox joined HCC in December, 1998 and currently
                                             serves as the President and Chief Executive Officer of
                                             HCC's subsidiary, Houston Casualty Company, and its
                                             subsidiary, U.S. Specialty Insurance Company. Mr.
                                             Wilcox is also the Chairman of the Board of Directors
                                             of HCC's subsidiary, Avemco Insurance Company. Prior to
                                             joining HCC, Mr. Wilcox served as a Senior Vice
                                             President of Aon Risk Services, Inc., a subsidiary of
                                             Aon Corporation.

2. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUBSIDIARY.

     The following table sets forth the name, age, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Merger Subsidiary. Each such person is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o Merger Subsidiary 13403 Northwest Freeway, Houston, Texas 77040-6094. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with HCC. For information concerning the occupations of the persons listed below, see "-- Directors and Executive Officers of HCC" above.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
NAME AND BUSINESS ADDRESS                   AGE          POSITIONS HELD DURING PAST FIVE YEARS
-------------------------                   ---   ----------------------------------------------------
Stephen L. Way............................  50    Chairman of the Board of Directors and Chief
                                                  Executive Officer of Merger Subsidiary since October
                                                  1999.
John N. Molbeck, Jr. .....................  52    Director and President of Merger Subsidiary since
                                                  August, 1998.
Frank J. Bramanti.........................  43    Executive Vice President of Merger Subsidiary since
                                                  August, 1998 and Director of Merger Subsidiary since
                                                  September, 1999.
Edward H. Ellis, Jr. .....................  56    Director and Senior Vice President of Merger
                                                  Subsidiary since August, 1998.
Christopher L. Martin.....................  32    Vice President and Corporate Secretary of Merger
                                                  Subsidiary since August, 1998. Mr. Martin joined HCC
                                                  as a Vice President, Secretary and General Counsel
                                                  in July, 1997. Prior to joining HCC, Mr. Martin was
                                                  associated with the law firm of Winstead Sechrest &
                                                  Minick P.C. in Houston, Texas from August, 1992 to
                                                  June, 1997. Mr. Martin also serves as an officer of
                                                  various of the HCC subsidiaries.

     None of the executive officers and directors of HCC or Merger Subsidiary currently is a director of, or holds any position with, the Company or any of its subsidiaries. To the knowledge of HCC and Merger Subsidiary, none of HCC's or Merger Subsidiary's directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

       By Mail:                By Hand:              By Facsimile        By Overnight Courier:
 Wall Street Station      Wall Street Plaza         Transmission:          Wall Street Plaza
    P.O. Box 1010          88 Pine Street,      (Eligible Institutions      88 Pine Street,
  New York, New York          19th Floor                Only)                  19th Floor
      10268-1010          New York, New York        (212) 701-7636         New York, New York
                                10005                  or 7637                   10005

                             For Information Call:
                                 (212) 701-7624

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                            ------------------------

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005

                    Bank and Borrowers Call: (212) 269-5550
                   All Others Call Toll-Free: (800) 848-3094

                            ------------------------

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-9807